LOAN AGREEMENT
(English Translation)

This is an agreement between the following parties:

Party A:	Diping Zhou

Party B:	Perfectenergy (Shanghai), Ltd.

The parties hereto enter into this agreement voluntarily, after friendly negotiations, to enable Party B to borrow money from Party A, as follows:

1.	To address Party B’s cash flow issue, Party A agrees to loan Party B Seven Hundred and Five Thousand RMB on August 30, 2006, to be repaid on January 31, 2007.

2.	Party A agrees not to charge interest fees for this loan amount.

3.	Party B may repay the loan at any time prior to the above-stated repayment date.

4.	The parties hereto agree to resolve any disputes amicably.

5.	This agreement will be in two originals, with each party holding one. This agreement will be effective upon the parties’ signatures and stamps.

Party A: 310101670618482	Party B: Perfectenergy (Shanghai), Ltd.

Signature: /s/ Diping Zhou	Signature:

Seal:	Company Seal:

Date: 8-26-2006